EXHIBIT (11.1)----STATEMENT RE:  COMPUTATION OF DILUTED EARNINGS PER SHARE

Diluted earnings per share computations assume the exercise of stock options to purchase shares of common stock. The shares assumed exercised are based on the weighted average number of shares under options outstanding during the period and only include those options for which the exercise price is less than the average share price during the period. The net additional shares issuable are calculated based on the treasury stock method and are added to the weighted average number of shares outstanding during the period.

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

DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED SEPTEMBER 30, 2003     Three Months     Nine Months
------------------------------------------------------------------     ------------     -----------
Actual net income (A)                                                  $ 2,964,507     $ 9,828,644
                                                                        ==========      ==========

Assumed exercise of stock options and warrants                              63,059         377,254
Application of assumed proceeds ($671,180 and $7,918,746)
  toward repurchase of outstanding common stock at an average
  market price of $22.678 and $23.522, respectively.                       (29,596)       (336,653)
                                                                        ----------      ----------
Net additional shares issuable                                              33,463          40,601
                                                                        ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                            11,293,147      11,289,927
  Net additional shares issuable                                            33,463          40,601
                                                                        ----------      ----------
  Adjusted shares outstanding (B)                                       11,326,610      11,330,528
                                                                        ==========      ==========
Net income per common share (A) divided by (B)                         $      0.26     $      0.87
                                                                        ==========      ==========


DILUTED EARNINGS PER SHARE FOR THE PERIOD ENDED SEPTEMBER 30, 2002     Three Months     Nine Months
------------------------------------------------------------------     ------------     -----------
Actual net income (A)                                                  $ 3,957,466     $12,597,066
                                                                        ==========      ==========

Assumed exercise of stock options and warrants                              86,815          93,476
Application of assumed proceeds ($950,231 and $988,834)
  toward repurchase of outstanding common stock at an average
  market price of $21.880 and $21.900, respectively.                       (43,429)        (45,152)
                                                                        ----------      ----------
Net additional shares issuable                                              43,386          48,324
                                                                        ==========      ==========

Adjustment of shares outstanding:
  Weighted average common shares outstanding                            11,263,392      10,466,381
  Net additional shares issuable                                            43,386          48,324
                                                                        ----------      ----------
  Adjusted shares outstanding (B)                                       11,306,778      10,514,705
                                                                        ==========      ==========
Net income per common share (A) divided by (B)                         $      0.35     $      1.20
                                                                        ==========      ==========
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